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                                                            Exhibit 99.1

FOR IMMEDIATE RELEASE                          Contact:
                                               Jan A.  Sneed    (212) 546-2422
                                     Steven G. Felsher          (212) 546-2440


                 GREY GLOBAL GROUP REPORTS FIRST QUARTER RESULTS

New York, New York - May 13, 2003--Grey Global Group Inc. (NASDAQ: GREY) today reported its results for the first quarter of 2003.

Results
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The Company reported commissions and fees ("revenues") of $297.6 million in the first quarter of 2003, a 4.2% increase, when compared to the same quarter in 2002. Revenues were favorably impacted by the strengthening of European currencies coupled with modest growth in North America.

Income of consolidated companies before taxes on income grew 6.7% for the quarter to $11.1 million. The increase is due, principally, to the Company's continued attention to managing operating costs along with the increase in revenues.

Net income was $5.1 million for the quarter as compared to $4.3 million for the same period in the prior year.

For the three months ended March 31, 2003, basic and diluted earnings per common share were $3.41 and $3.12, respectively, as compared to $3.21 and $2.92, respectively, for basic and diluted earnings in the corresponding period in 2002.


Company Comment
---------------
The Company's revenues for the first quarter increased despite a generally weak global economy, SARS and the uncertainties of the Iraqi situation. Revenue comparisons with last year were helped by the strengthening of the European currencies against the dollar, offset somewhat by the decline of Latin America currencies since the first quarter of 2002.

Grey Global Group companies continued to win business around the world including, most importantly, new assignments from our major clients. We extended our franchise with clients such as Procter & Gamble, Mars, GlaxoSmithKline, 3M, British American Tobacco, Wyeth and others. This success is attributed to our totally focused, unrelenting commitment to serving our clients' requirements.

Two of our new business wins demonstrate clearly the strengths of Grey. One is the assignment of Nokia-N-Gage, the worldwide entry of Nokia into mobile videogame platforms and software. This win required us to establish to the client our ability to execute outstanding creative collaboratively and simultaneously throughout the world.



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GREY/First Quarter Results - 2003
Page Two


We also won responsibility for marketing the Visa credit card in Central and Eastern Europe, the Middle East and Africa. The assignment of this significant brand requires us to provide advertising, branding, sales promotion and other marketing services in both developed and underdeveloped markets. This showcases the coverage, vibrancy, quality and close synchronization of our truly global network of businesses.

These wins, against top flight competitors, confirm the power of our network and the strength of our business model.


                                    * * * * *
Grey Global Group ranks among the largest global marketing communications companies in the world. Grey Global Group operates branded independent business units in many communications disciplines including general advertising, public relations/public affairs, direct marketing, Internet communications, healthcare marketing, and on-line and off-line media services.
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(Part of this announcement may contain forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those projected in the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed with the Securities and Exchange Commission, including but not limited to the last section of the Management's Discussion and Analysis entitled "Forward Looking Statements" contained in the Company's Annual Report on Form 10-K and in other filings.)



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          Grey Global Group Inc. and Consolidated Subsidiary Companies
                 Condensed Consolidated Statements of Operations

                                                                                  For the Three Months
                                                                                 Ended March 31 (Note 1)
                                                                               ----------------------------
(in thousands, except share and per share data)                                      2003           2002
-----------------------------------------------------------------------------------------------------------
Commissions and fees                                                          $   297,643    $   285,581

Income of consolidated companies before taxes on income                            11,093         10,393
Provision for taxes on income                                                       5,214          4,681
Minority interest applicable to consolidated companies                               (997)        (1,847)
Equity in earnings of nonconsolidated affiliated companies                            189            449
                                                                           -------------------------------
Net income                                                                   $     5,071    $     4,314
                                                                           ===============================

Weighted average number of common shares outstanding
   - Basic                                                                      1,262,132      1,247,801
                                                                           ===============================
   - Diluted                                                                    1,389,996      1,381,557
                                                                           ===============================
Earnings  per common share (Note 2)
   - Basic                                                                    $      3.41    $      3.21
                                                                           ===============================
   - Diluted                                                                  $      3.12    $      2.92
                                                                           ===============================


1.   Unaudited and subject to year-end adjustments.

2. After giving effect to amounts attributable to redeemable preferred stock and for diluted net income per common share to the (i) assumed exercise of dilutive stock options, (ii) shares issuable pursuant to the Company's Senior Management Incentive Plan and (iii) assumed conversion of the 8 1/2% Convertible Subordinated Debentures.

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